Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 11, 2023 relating to the consolidated financial statements of Reborn Coffee, Inc. (the “Company”) appearing in the Annual Report on Form 10-K/A of the Company as of December 31, 2022, and for the year then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, New York

September 9, 2024